Exhibit 32.2

Statement of Chief Financial Officer under 18 U.S.C. § 1350

I, James A. Clark, the chief financial officer of Critical Path, Inc. (the “Company”), certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to the best of my knowledge,

(i) the Annual Report of the Company on Form 10-K for the period ending December 31, 2007 (the “Report”) fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 31, 2008

/s/ JAMES A. CLARK
James A. Clark
Executive Vice President and Chief Financial Officer

A signed original of this written statement required by 18 U.S.C. § 1350 has been provided to Critical Path, Inc. and will be retained by Critical Path, Inc. and furnished to the United States Securities Exchange Commission or its staff upon request.